EXHIBIT 99.1
Contact:
Kathleen O'Donnell
617-928-0820 x270

For Immediate Release

MATRITECH REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Sales of NMP22®BladderChek® Test for Bladder Cancer Up 101% over First Quarter 2004

NEWTON, Mass.--(BUSINESS WIRE)—May 4, 2005--Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 were $2,174,000, compared with $1,434,000 for the first quarter of 2004, an increase of 52%. Revenue recognized from sales of the NMP22® BladderChek® Test increased 101% during the quarter to $1,477,000, compared to $734,000 in the first quarter of 2004. This increase included the recognition of $70,000 of shipments to several distributors, which previously would have been recorded as deferred revenue. Overall product sales for the first quarter of 2005 were $2,143,000, compared with $1,386,000 for the first quarter of 2004. NMP22 BladderChek Test sales accounted for approximately 89% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,165,000 for the quarter ended March 31, 2005, compared with a loss from operations of $2,090,000 for the same period in 2004. This 4% increase was due primarily to the increased expenses of staffing Matritech’s direct-to-the-doctor sales force and sales-related marketing expenses. The Company reported a net loss attributable to common shareholders of $3,723,000 or $0.09 per share for the quarter ended March 31, 2005, compared with a loss of $2,692,000 or $0.07 per share for the same period in 2004. The reported net loss attributable to common shareholders for 2005 includes a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005 offset by a non-cash gain of $714,000 related to changes in the market value of the warrants issued in the financing.

“In February, the Journal of the American Medical Association (JAMA) published the results of a large, multi-site clinical trial reporting that the NMP22® BladderChek® Test detected cases of life threatening bladder cancer not detected by cystoscopy,” remarked Stephen D. Chubb, Matritech’s Chairman and Chief Executive Officer. “The authors also reported that when used together, the NMP22 BladderChek Test and cystoscopy detected 94% of the cases of cancer. We believe that this publication and the compelling data presented by a number of the country’s leading urologists represent a major step in the NMP22 BladderChek Test becoming a standard of care for the routine detection and management of bladder cancer patients.”

Commenting on the Company’s achievements, David L. Corbet, President and Chief Operating Officer of Matritech said, “During the first quarter, we continued to see the adoption of our NMP22 BladderChek Test by urologists in both the United States and Germany. As a result, we now have well over 1,000 urologists using the NMP22 BladderChek Test, and we added over 200 new customers during the quarter. While revenues of the NMP22 BladderChek Test were double that of the first quarter of 2004, they were lower than in the fourth quarter of 2004 due to a sales force customer focus issue which has been addressed by the addition of two senior Area Sales Managers as well as quarter-to-quarter variations in non-recurring distributor revenue.”

Corporate Highlights include:

•	Two of the leading Medical publications in the Country featured the NMP22® BladderChek® Test and provided compelling data to support its routine clinical use:

o
The Journal of the American Medical Association (JAMA) published clinical trial results reporting the NMP22 BladderChek Test detected cases of bladder cancer missed by cystoscopy and over three times as many malignancies as cytology, a traditional laboratory based urine test. The authors, leading independent urologists, suggested that the NMP22 BladderChek Test be used in combination with cystoscopy to increase the accuracy of diagnosis.

o
The Urology Times reported that “Nuclear Matrix Protein 22 (NMP22) is to bladder cancer what PSA is to prostate cancer, perhaps better.” And it quoted one urologist as saying, “I think the test should be part of the AUA [American Urological Association] guidelines.”

•	Legislation proposing the annual testing of fire fighters for bladder cancer is now pending in Massachusetts and New York State.

•	Completion of the first part of a $12.55 million financing, resulting in gross proceeds of $5.9 million from the sale of preferred stock and warrants. The balance of the financing of $6.65 million will be completed after Matritech’s annual meeting in May, subject to receipt of shareholder approval of the transaction.

“Our recognized revenue from BladderChek Test sales to our distributors in the fourth quarter of 2004 was $199,000 compared to $137,000 in Q1 2005,” remarked Richard A. Sandberg, Matritech’s Chief Financial Officer. “However, fourth quarter BladderChek® Test revenue included approximately $140,000 of previously deferred revenue resulting from the termination of our distribution agreement with Cytogen as well as recognition of revenue for products shipped in 2002, which were no longer considered at risk for return given their expired shelf life. For many of our distributors, we now have a sufficient history to estimate product returns and therefore recognize revenue when we ship to them and first quarter revenue includes about $70,000 of this revenue. As of the end of the first quarter our deferred revenue account included approximately $166,000 related to other BladderChek Test distributors where a sufficient history to estimate returns has not been established.”

Scheduled Web Cast of Call Today

Matritech has scheduled a conference call at 8:30 a.m. on Wednesday, May 4, 2005 to discuss the results of operations for the first quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Matritech’s patent portfolio includes three patents exclusively licensed from the Massachusetts Institute of Technology and more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements relate to the Company's current expectations regarding future sales of the Company’s products, product and technology development and financing arrangements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company’s products, performance of distributors, the impact of competitive products and pricing, technical challenges in completing product and technology development, health care reform, obtaining shareholder approval of financing arrangements, as well as general business and economic conditions. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --

Matritech, Inc.
Financial Highlights

	Three Months Ended
	March 31,

	2005	2004

Revenues	$2,173,869	$1,433,627

Cost of sales	718,025	539,376
Research, development and
clinical expense	729,750	715,446
Selling, general and
administrative expense	2,891,520	2,268,995

Loss from operations	(2,165,426)	(2,090,190)

Interest income	27,375	19,958
Interest expense	(671,650)	(622,012)
Mark to market income from warrants	714,304

Net loss	$(2,095,397)	$(2,692,244)

Benefical conversion feature	$(1,627,232)	—

Net loss attributable to common shareholders	$(3,722,629)	$(2,692,244)

Basic/diluted
net loss per share	$(0.09)	$(0.07)

Basic/diluted
weighted average
number of common
shares outstanding	43,467,499	36,715,762

	March 31,	December 31,
	2005	2004

Cash & cash equivalents	$7,834,088	$4,906,178
Working capital	6,591,189	3,179,745
Total assets	11,010,861	8,245,996
Long-term debt (a)	93,145	377,770
Other long-term liabilities (b)	3,865,359	636,775
Series A convertible preferred stock	869,318	-
Stockholders' equity	3,028,728	3,394,912

(a) At March 31, 2005 and December 31, 2004 the face value of our current and long-term debt was $2,525,933 and $3,103,991 and the carrying value was $1,246,022 and $1,782,191, respectively.

(b) Includes value of warrants, totaling $3,179,541, issued pursuant to our March, 2005 financing.